EXHIBIT 4.1(C)
THIS  DOCUMENT WHEN SIGNED CONSTITUTES A LEGALLY BINDING CONTRACT WHICH REQUIRES
            ARBITRATION TO RESOLVE ANY DISPUTES BETWEEN THE PARTIES.
                         MANAGEMENT CONSULTING AGREEMENT
     This Management Consulting Agreement (the "Agreement") is made and entered into effective as of March 14 2002, by and between the following parties:
     (i)     Imaging  Technologies  corporation,  a  Business  Corporation incorporated under the laws of the State of Delaware, IRS Employer Identification NO. 33-0021693 having its principal executive offices at 15175 Invention Drive, san Diego, CA 92128 Telephone number (858) 613-1300, hereinafter referred to as the "Client" and,
(ii.)     Benjamin  Kaplan  of  TRIPLE  CROWN  CONSULTING,  CO.,  a  Florida
Corporation, IRS Employer Identification Number 651070330 whose principal place of business is 424 Poinciana Island Drive Sunny Isles FL 33160, hereinafter referred  to  as  the  "Consultant";
WHEREAS, Client, Imaging Technologies Corp, is a corporation organized under the laws of the State of Delaware, which is engaged in marketing of Imaging products and PEO Employment and is seeking to develop and acquire rights to additional PEO services and or diversify its product offerings and increase its overall gross margin; and,
     WHEREAS, Consultant, and its affiliates, are in the business of providing services for management consulting, business advisory, and introductions to other public companies and private companies that are in the PEO Employment business.
WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to the Client as hereinafter described on the terms and conditions more fully set forth below.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1. CONSULTING SERVICES. The Client hereby retains the Consultant as an independent business consultant to the Client and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client such services as set forth on Exhibit "A", attached hereto and by reference incorporated herein.
2. INDEPENDENT CONTRACTOR. Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, workers' compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant hereunder. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.
3. TIME, PLACE AND MANNER OF PERFORMANCE. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.
4. TERM OF AGREEMENT. The term of this Agreement shall be One (1) year commencing on the date of this Agreement, both subject to prior termination as hereinafter provided.
5. COMPENSATION AND EXPENSES. In full consideration of the services to be provided for the Client by the Consultant, the Client agrees to compensate Consultant with six million (6,000,000) shares of ITEC common stock to be issued pursuant to instructions to be provided by Consultant's.

In addition, the Client shall reimburse the Consultant for all pre-approved expenses and disbursements incurred by the Consultant on behalf of the Client in connection with the performance of consulting services pursuant to this Agreement. Consultant shall be solely responsible for all expenses and disbursements anticipated to be made in connection with its performance under this Agreement.
6.  DUTIES  AND  OBLIGATIONS  OF  CLIENT.
     (a) Client shall furnish to Consultant such current information and data as necessary for Consultant to understand and base its advice to the Client, and shall provide such current information on a regular basis, including at a minimum
     (b) Client shall be responsible for advising Consultant of any information or facts which would affect the accuracy of any prior data and information to Consultant so that Consultant.
7.  TERMINATION
     (a) Without cause, Consultant's relationship with the Client hereunder may be terminated at any time by mutual written agreement of the parties hereto.
     (b) Without cause, this Agreement shall terminate upon the dissolution, bankruptcy or insolvency of the Client.
     (c)  Without  cause,  and  without  excusing the Client's obligations under
Section 5 herein above. Consultant shall have the right and discretion to terminate this Agreement should the Client violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.
     (d) For cause, this Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not reasonably cured within fifteen (15) days after written notice of such default.
     (e) For cause(s) as set forth below, this Agreement may be terminated by Client after giving written notice specifically detailing all and any event(s) of default to Consultant, if such specified event(s) of default is not reasonably cured within fifteen (15) days after receipt of written notice of such events of default(s):
     (i)  Any  willful  breach  of  duty  by  Consultant;
     (ii)  Any  material  breach  by Consultant of the obligations in Section 9;
     (iii) Any material act or event that would inhibit Consultant from fully performing its responsibilities under this Agreement in good faith.
8. WORK PRODUCT. It is agreed that all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.
9. CONFIDENTIALITY. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during the term of this Agreement, or any time thereafter, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.
10. CONFLICT OF INTEREST. The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consultant services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement, within seven (7) days of receipt of written notice of conflict, shall constitute the Client's ongoing consent to the Consultant's outside consulting services. Termination of agreement pursuant to this section should be deemed termination for cause.

11. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF THE CLIENT. The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to the Client in the form of services. In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. All final decisions with respect to acts and omissions of the Client or any affiliates and subsidiaries, shall be those of the Client or such affiliates and subsidiaries, and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such acts or omissions.
12. INDEMNIFICATION. The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by the Client herein; or
(c)  negligence  or  willful  misconduct  by  the  Client.
The Consultant shall protect, defend, indemnify and hold harmless the Client and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein except those based on information furnished by the Client or its representatives; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by the Consultant herein which was not based on information furnished by the Client; or (c) negligence or willful misconduct by the Consultant.
13. 13. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by:
(a) Registered or Certified Mail to the principal office of the other party, postage prepaid with return receipt requested deposited in a proper receptacle of the United States Postal Service or its successors. Said notice shall be addressed to the intended recipient. A written notice sent in conformity with this provision shall be deemed delivered as of the date shown "delivered" on the return receipt; or,
(b) Transmitted by Prepaid Telegram or by Telephone Facsimile Transmission if the addressee or its fax machine confirmation acknowledges receipt. Notice so transmitted by telegram or facsimile transmission shall be effective only if receipt of transmission is acknowledged by an appropriate machine or written confirmation, and such notice shall be deemed effective on the next business day after transmission; or,
(c) Notice given in any other manner shall be effective only if proven to have been received by the addressee.
For purposes of notice, the address of each party shall be the address set forth above; Provided, however, that each party shall have the right to change his respective address for notices hereunder to another location(s) within the continental United States by giving 30 days' written notice to the other party in the manner set forth hereinabove.
14. WAIVER OF BREACH. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.
16. APPLICABLE LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Florida and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Florida shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

17. SEVERABILITY. All agreements and covenants contained herein are sever able, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.
18. ENTIRE AGREEMENT. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understanding, agreements and negotiations between the parties.
19. WAIVERS AND MODIFICATION. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.
21. COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.
CLIENT:                         CONSULTANT:
IMAGING  TECHNOLOGIES  CORP          TRIPLE  CROWN  CONSULTING  Co.
/s/  Brian  Bonar                         /s/  Benjamin  Kaplan